Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT by and between CECO Environmental Corp., a Delaware corporation with its principal place of business located at 4625 Red Bank Road, Cincinnati Ohio 45227 (the “Company”) and Matthew Eckl (“Executive”), is dated as of the 9th day of January, 2017 (the “Agreement”).

The Company wishes to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

In consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:

1.Employment Period. This Agreement shall become effective as of January 9, 2017 (the “Effective Date”).  Except as otherwise provided in Section 3 of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on an at-will basis on the terms and conditions set-forth herein for the period commencing on the Effective Date and ending on the Executive’s Date of Termination (“Employment Period”).

2.Terms of Employment.

(a)Position and Duties.  (i) During the Employment Period, Executive shall (A) serve as Chief Financial Officer of the Company with such duties and responsibilities as are commensurate with such position, (B) report to the Chief Executive Officer of the Company, and (C) perform his services in Dallas, Texas (subject to reasonable global and domestic travel requirements commensurate with Executive’s position).

(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his full business time and attention to the business and affairs of the Company.  During the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)Compensation  (i) Base Salary. During the first year (2017) of the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) of $300,000 paid in accordance with the normal payroll procedures of the Company.  During the second year (2018) of the Employment Period, Executive shall receive an Annual Base Salary of $335,000 paid in accordance with the normal payroll procedures of the Company, after which the Annual Base Salary shall be reviewed by the Company at least annually for any increase.

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(ii)Annual Bonus. In addition to the Annual Base Salary, Executive shall be eligible, for each fiscal year of the Company ending during the Employment Period, for an annual bonus (the “Annual Bonus”), in cash with a target Annual Bonus opportunity (“Target Bonus”) equal to 50% of Annual Base Salary for the 2017 fiscal year and equal to 55% of Annual Base Salary for the 2018 fiscal year.  For fiscal years after fiscal year 2018 that end during the Employment Period, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will review and approve the Executive’s annual bonus target and performance measures.  Any Annual Bonus earned with respect to a particular year will be paid no later than March 15 of the following fiscal year.  Any Annual Bonus earned with respect to a portion of a fiscal year during the Employment Period will be prorated based on the number of days of such fiscal year that occurred during the Employment Period.

(iii)2017 Bonus.  Executive shall be eligible for a one time bonus (the “2017 Bonus”) to be paid by the Company to Executive in a single lump sum in cash during the Employment Period but no later than February 28, 2017.  The 2017 Bonus will be in an amount equal to $65,000 less the annual bonus amount he receives with respect to 2016 from his prior employer.  Executive shall inform the Company of the 2016 annual bonus amount he will receive from his prior employer promptly after Executive receives notice of such amount.

(iv)Annual Equity Grant. During the Employment Period, in or about January 2017, subject to approval by the Compensation Committee, Executive shall be granted an award of 15,000 restricted stock units (“RSUs”) under the Company’s long term incentive compensation arrangements in accordance with the Company’s policies, the applicable award agreement and incentive compensation plan under which such awards were granted, as in effect from time to time.  During the Employment Period, in our about January 2018, subject to approval by the Compensation Committee, Executive shall be granted an award of 20,000 RSUs under the Company’s long term incentive compensation arrangements in accordance with the Company’s policies, the applicable award agreement and incentive compensation plan under which such awards were granted, as in effect from time to time.  The RSUs granted pursuant to this Section 2(b)(iv) will vest in five (5) equal installments on each of the first five (5) anniversary dates of the effective dates of each of the awards, subject to Executive’s continued employment with the Company through each anniversary date.

(v)Special Equity Grant. During the Employment Period, in or about January 2017, subject to approval by the Compensation Committee, Executive shall be granted an award of 11,000 RSUs  under the Company’s long term incentive compensation arrangement in accordance with the Company’s policies, the applicable award agreement and incentive compensation plan under which such award was granted, as in effect from time to time.  The RSUs granted pursuant to this Section 2(b)(v) will vest on the second (2nd) anniversary date of

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the effective date of such award, subject to Executive’s continued employment with the Company through such anniversary date.

(vi)Car Allowance. During the Employment Period, the Company will pay to Executive a monthly car allowance equal to $1,000.

(vii)Employee Benefits.  During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for senior executives of the Company generally.

(viii)Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.

3.Termination of Employment. (a)  Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period.  If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to Executive written notice in accordance with Section 15(b) of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  “Disability” means the absence of Executive from Executive’s duties with the Company on a full-time basis for 90 consecutive business days, or 90 business days during any period of 120 consecutive business days, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b)By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no reason, with or without Cause.  For purposes of this Agreement, “Cause” will be deemed to exist upon:

(i)any use or misappropriation by Executive of the Company’s, its parent’s, an affiliate’s or a subsidiary’s funds, assets or property for any personal or other improper purpose;

(ii)any act of moral turpitude, dishonesty, fraud by or felony conviction of Executive whether or not such acts were committed in connection with the Company’s, an affiliate’s or subsidiary’s business;

(iii)any failure by Executive substantially to perform the lawful instructions of the person(s) to whom Executive reports (other than as a result of total or partial incapacity due to physical or mental illness) following written

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notice by the Company to Executive of such failure and 15 days within which to cure such failure;

(iv)any willful or gross misconduct by Executive in connection with Executive’s duties to the Company which, in the reasonable good faith judgment of the Board of Directors of the Company (the “Board”), could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its Subsidiaries or affiliates;

(v)any failure by Executive to follow a material Company policy; or

(vi)any material breach by Executive of this Agreement.

The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive has engaged in the conduct described in Section 3(b), and specifying the particulars thereof in detail.

(c)By Executive.  Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive,

(i)a material diminution in Executive’s duties, authorities or responsibilities;

(ii)a material reduction of Executive’s Annual Base Salary or Target Bonus;

(iii)relocation of Executive’s primary workplace, as assigned to Executive by the Company in accordance with Section 2(a)(i) beyond a 50 mile radius from such workplace;

or

(iv)any other material breach by the Company of this Agreement;

provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (B) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (C) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

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(d)Notice of Termination; Expiration of Employment Period.  Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(b) of this Agreement.  “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice).  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.

(e)Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be.  Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.”  Upon the expiration of the Employment Period and in the event Executive continues employment with the Company, Executive’s employment will be at-will and the terms of this Agreement (other than Section 8) will have no further effect.

4.Obligations of the Company upon Termination.  (a)  By Executive for Good Reason or by the Company other than for Cause, Death or Disability.  If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability or Executive terminates employment for Good Reason:

(i)The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination, subject to Section 11(b), the aggregate of the following amounts:  the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(viii) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; (C) Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined to have been earned but has not been paid as of the Date of Termination; (D) any accrued vacation pay to the extent not theretofore paid (the

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sum of the amounts described in subclauses (A), (B), (C) and (D), the “Accrued Obligations”);

(ii)On the 61st day after the Date of Termination, the Company shall, subject to Section 4(d) of this Agreement, pay to Executive a lump sum cash amount equal to the Executive’s Annual Base Salary (without regard to any reduction thereto);

(iii)At such time (and if) the Company pays annual bonuses to senior executives of the Company, the Company shall, subject to Section 4(d) of this Agreement, pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) the full year Annual Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs based on the degree of satisfaction of the applicable performance targets, by (B) a fraction, the numerator of which is the total number of days that have elapsed during the fiscal year through the Date of Termination and the denominator of which is 365;

(iv)On the 61st day after the Date of Termination, subject to Section 4(d), a lump sum in cash in an amount equal to the product of (i) 12 multiplied by (ii) the monthly COBRA premium for health, dental and vision benefits in effect for Executive (and Executive’s spouse and dependents) immediately prior to the Termination Date, with such payments being treated as taxable to Executive; and

(v)To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.

Other than as set forth in this Section 4(a) of this Agreement, in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(b)Death or Disability.  If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive or, in the event of death, Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement.  The Accrued Obligations shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within 30 days of the Date of Termination.

(c)Cause;  Other than for Good Reason.  If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement.  If Executive voluntarily

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terminates employment other than for Good Reason during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement.  In such case, all the Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.

(d)Release.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 4(a)(ii )-(v) or Section 13 of this Agreement unless (i) prior to the 60th day following the Date of Termination, Executive executes a release of claims against the Company and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.

5.Non-Exclusivity of Rights.  Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.  Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.

6.Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Code Section 409A.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

7.Limitations on Payments Under Certain Circumstances.  Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax.  All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”).  Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable

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compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)).  If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order:  (a) Payments which do not constitute “nonqualified deferred compensation” subject to Code Section 409A shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows:  (i) cash payments shall be reduced before noncash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

8.Restrictive Covenants.

(a)Competitive Activity During Employment.  Executive will not compete with the Company anywhere within the United States during Executive’s employment with the Company, including, without limitation, Executive will not:

(i)enter into or engage in any business which competes with the Business of the Company;

(ii)solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Business of the Company;

(iii)divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(iv)promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Business of the Company.

(b)Following Termination.  For a period of 1 year following Executive’s termination of employment with the Company, Executive will not:

(i)enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as hereinafter defined);

(ii)solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(iii)divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(iv)promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

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For the purposes of Sections 8(a) and (b) above, inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 5% of the outstanding stock.

(c)The “Company.”• For the purposes of this Section 8, the “Company” shall include any and all direct and indirect subsidiaries, parents, and affiliated, or related companies of the Company for which Executive worked or had responsibility at the time of termination of Executive’s employment and at any time during the two year period prior to such termination.

(d)The Company’s “Business.”• For the purposes of this Section 8, the Company’s Business is the design, manufacture, and sale of product recovery and air pollution control technologies to meet compliance targets for toxic emissions, fumes, volatile organic compounds, process and industrial odors; the design, manufacture, and sale of technologies for flue gas and diverter dampers, non-metallic expansion joints, natural gas turbine exhaust systems, and silencer and precipitator applications, primarily for coal-fired and natural gas power plants, refining, oil production and petrochemical processing, as well as a variety of other industries; and the design, manufacture, and sale of high quality pump, filtration and fume exhaust solutions.  The Company’s Business is further described in any and all manufacturing, marketing and sales manuals and materials of the Company and the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.

(e)“Restricted Territory.”  For the purposes of Section 8, the Restricted Territory shall be defined as and limited to:

(i)the geographic area(s) within a 100 mile radius of any and all of the Company’s location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination; and

(ii)all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination.

(f)Extension. If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 8(b), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

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(g)Non-Solicitation.  Executive shall not, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parents, or its other subsidiaries or affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary or affiliated or related companies.

(h)Further Covenants.  Executive shall not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information.  Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.  Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.  Upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in this Section 8(h).

(i)Discoveries and Inventions. Executive shall assign to the Company, its successors, assigns or nominees, all of Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company’s employ, whether in the course of Executive’s employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business.  Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive’s employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities.  Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire,

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and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

(j)Work Made For Hire.  Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.  The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) CECO Environmental Corp., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(k)Nondisparagement. During the Employment Period and for 1 year following Executive’s termination of employment with the Company (the “Restricted Period”), Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its affiliates or their directors or officers.  The Company will instruct its and its affiliates’ officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding Executive during the Employment Period and Restricted Period.  Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s or its affiliates current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(l)Remedies.  The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company irreparable harm and injury for which money damages would be inadequate.  Accordingly, the Company, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  The parties agree that such injunctive relief may be granted without the necessity of proving actual damages.  Nothing in this Agreement shall limit the Company’s remedies under state for federal law or elsewhere.

(m)Additional Acknowledgements. Executive acknowledges and agrees that, in the event that Executive becomes subject to any other contractual arrangements with the Company regarding competition with the Company, the restrictive covenants set forth in this Agreement were executed first and shall be deemed supplemented, and in no event diminished or replaced, by such other contractual arrangements.

9.Successors.  (a)  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, “Company” shall mean the

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Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.Indemnification. The Company shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of his employment and his service as an officer or director of the Company or any of its subsidiaries or affiliates.  To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

11.Code Section 409A.

(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Code Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Code Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Code Section 409A.  For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Code Section 409A.

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or inkind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

12.Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities

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exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

13.Change in Control.  In the event of a Change in Control of the Company, if Executive is not offered employment with the successor entity or purchaser as chief financial officer with a compensation package equal to or better than the combination of the Executive’s Annual Base Salary and Annual Bonus opportunity as in effect under this Agreement immediately prior to the Change in Control, then the Executive shall resign as of the date of the Change in Control or agree to resign as of the end of a reasonable transition period after the Change in Control and, subject to Section 4(d), shall be paid in a lump sum on the 61st day after Executive’s Date of Termination an amount equal to the sum of his Annual Base Salary plus his Annual Bonus in an amount equal to the same percentage of his Base Salary as the Annual Bonus, if any, that he received for the most recently ended Fiscal Year.  Any amount paid pursuant to the foregoing provisions of this Section 13 will be in lieu of any amount otherwise payable to Executive pursuant to Section 4(a)(ii) hereof.  For purposes of this Agreement, the term “Change in Control” shall have the same meaning as set forth in the Second Amended and Restated 2007 Equity Incentive Plan.  Immediately prior to the closing of a Change in Control the restricted stock units held by Executive, to the extent such restricted stock units have not already vested, will immediately vest and otherwise be subject to terms consistent with the applicable incentive compensation plan and award agreements, including, to the extent necessary to comply with Code Section 409A, the time for payment of such award.

14.Complete Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

15.Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company.
If to the Company:	4625 Red Bank Road, Suite 200 Cincinnati, Ohio 45227

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or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder.  Executive is responsible for all taxes owed with respect to all such payments and benefits.

(e)Subject to any limits on applicability contained therein, Section 8 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period.

(f)This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(g)Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 8 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

EXECUTIVE

                    /s/  Matthew Eckl
Matthew Eckl

CECO ENVIRONMENTAL CORP.

By:  /s/  Jeffrey Lang____________________
Name: Jeff Lang
Title:  CEO and President

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